FOR IMMEDIATE RELEASE	Wednesday, February 17, 2016

Gannett Reports Fourth Quarter 2015 Results of Operations
Over 100 million Unique Domestic Digital Visitors
National Digital Advertising up 32%
Adjusted Diluted Earnings Per Share of $0.53
Adjusted EBITDA of $126 million

McLean, VA - Gannett Co., Inc. (NYSE: GCI) ("Gannett" or "company" or "we") today reported fourth quarter 2015 results of operations.

Recent highlights include:

•	National digital advertising revenue trends improved, increasing 31.9% in Q4.

•	Declared dividend of $0.16 per share.

•	Cash balance at December 27, 2015 of $196.7 million.

•
Announced the acquisition of Journal Media Group, Inc. (JMG), expected to close in Q1 2016; forecast to add approximately $450 million in annual revenues and approximately $60 million in adjusted EBITDA in the first full year. Additional $25 million of synergies targeted for year two.

•	Achieved over 100 million unique domestic digital visitors. Total digital revenues for the fourth quarter were $165.3 million. Digital-only subscriptions grew 39%.

•	Announced the integration of Gannett's local and national media brands under the USA TODAY NETWORK brand.

•	Elevated effective tax rate due to reduction in value of certain UK deferred tax assets of approximately $3.8 million, or approximately $0.02 per diluted share.

Robert J. Dickey, president and chief executive officer, said, "We are pleased to report that we ended 2015 on a strong note, continuing to grow our digital footprint while reporting solid earnings, despite an elevated tax rate. Our two most important strategic initiatives, consolidation of the local publishing industry and driving digital growth through organic and external investment, are both progressing favorably. The acquisition of JMG, which is subject to shareholder and regulatory approval, is expected to close in March and our digital presence continues to grow as we broke through the 100 million unique digital visitor barrier in the later part of the year, placing us squarely into a select group of leading news and information providers in the digital media space."

Beginning with the period post-spin from the company's former parent and in conjunction with the execution of new agreements with the company's former parent and certain of its affiliates, the company began reporting wholesale fees associated with sales of certain third party (principally Cars.com and CareerBuilder) digital advertising products and services on a net basis, as a reduction of the associated digital advertising revenues, rather than in operating expenses within our consolidated statements of operations. This change has no impact on reported operating income, operating cash flows, net income or earnings per share.

Operating revenues for the fourth quarter of 2015 were $739.3 million compared to $818.9 million in the fourth quarter of 2014, a decrease of $79.6 million or 9.7%. This decline is partially due to approximately $16.8 million related to the reporting of sales of certain third party (principally Cars.com and CareerBuilder) digital advertising products on a net basis (as described above), $8.8 million from the reclassification of certain customer credits, $9.1 million of prior year revenues related to exited businesses as well as $4.4 million of unfavorable foreign currency exchange rate changes. Excluding these items, revenues declined $40.5 million, or 4.9%, primarily attributable to ongoing advertiser demand shifts and the impact of the unfavorable affiliate agreement change with CareerBuilder and its impact on classified employment revenues. These declines were partially offset by positive revenue trends in Gannett's digital products, particularly national digital advertising and mobile growth, as well as revenues from businesses acquired late in the second quarter.

Adjusted EBITDA for the fourth quarter was $126.3 million compared to $154.3 million, in the fourth quarter of 2014, a decrease of $28.0 million or 18.1%. The decline in fourth quarter adjusted EBITDA was due to a $6.0 million reduced EBITDA contribution primarily resulting from changes to the CareerBuilder affiliate agreement in August 2015, $6.5 million of incremental pension costs, $0.9 million in unfavorable foreign exchange rate changes and declines in print advertising revenues, partially offset by cost reductions and efficiency gains in operating expenses as well as increases in digital revenues and operating results from businesses acquired during the second quarter of 2015.

The effective income tax rate for the fourth quarter was 39.5%. This was impacted by the UK tax authorities announcing a reduction in the statutory tax rates for future years resulting in the company immediately recognizing a reduction in the value of certain UK deferred tax assets of approximately $3.8 million, or approximately $0.02 per diluted share. The effective income tax rate without the impact of the reduction in the UK statutory rate was 28.1%.

Earnings per share for the fourth quarter, on a fully diluted basis, were $0.17 and include $66.7 million of pre-tax severance, acquisition-related and other items. Before the impact of these charges and adjusted for taxes, adjusted earnings per share on a fully diluted basis would be $0.53.

Acquisitions and Integration

In early October, the company announced that Gannett and Journal Media Group entered into a definitive merger agreement under which Gannett will acquire all of the outstanding common stock of Journal Media Group for approximately $280 million, net of acquired cash.

In its first full year, the transaction is expected to add approximately $450 million to Gannett's annual revenues and approximately $60 million in adjusted EBITDA, through a combination of JMG's solid base business and certain quickly attainable synergies. The company expects approximately $25 million of additional synergy opportunities in the second year.

Cash Flow

Net cash flow from operating activities was $78.2 million in the quarter. Capital expenditures in the fourth quarter were $23.0 million, primarily for technology investments and real estate efficiency projects. Additionally the company generated $13.4 million in cash from the sale of certain real estate and other long-lived assets. The resulting cash balance at the end of the fourth quarter was $196.7 million, an increase of $53.9 million compared to the cash balance at the end of the third quarter 2015.

At the end of the fourth quarter of 2015, the underfunded pension liability was $612.4 million, compared to $770.0 million as of December 28, 2014, a reduction of $157.6 million or 20.5%. The significant reduction in this liability is a result of year to date contributions of $128.1 million, mostly made during the period pre-spin. The remaining reduction was primarily due to actuarial changes, including a slight increase in the discount rate.

Outlook

"Without taking into consideration the impact of the JMG acquisition, we expect revenue trends to improve over 2015 driven largely by growth in digital. We expect advertising revenues to decline in the 5%-7% range and circulation revenues to decline in the 2%-4% range. EBITDA margins will likely stay under pressure in the short term and improve sequentially throughout the year as we continue to offset incremental public company costs, the earnings impact of declining revenues, higher non-cash pension expense, and lower contributions from CareerBuilder, with ongoing cost efficiency programs and growth in digital revenue," Dickey concluded.

Additionally for the full year 2016, without the impact of the pending acquisition of JMG, the company expects the following:

• Capital expenditures of $50-$60 million
• Depreciation and amortization of approximately $110 million
• Effective tax rate 31-33%
• Domestic pension contributions of $25 million
• Recurring non-cash pension expense expected to increase approximately $12 million

* * * *
Conference Call Information

As previously announced, the company will hold an earnings conference call at 10:00 a.m. ET today. The call can be accessed via a live webcast through the company's investor site, http://investors.gannett.com/, or listen-only conference lines. U.S. callers should dial 866-293-1610 and international callers should dial 412-455-6204 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 38369025.

Forward Looking Statements

Certain statements in this press release may be forward looking in nature or constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Examples of forward-looking statements include, but are not limited to, statements concerning the company’s business strategies, market potential and future financial performance. Any such statements speak only as of the date the statements were made and are not guarantees of future performance.

The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things:

•	competitive pressures in the markets in which we operate;

•	increased consolidation among major retailers or other events which may adversely affect business operations of major customers and depress the level of local and national advertising;

•	macroeconomic trends and conditions;

•	economic downturns leading to a continuing or accelerated decrease in circulation or local, national or classified advertising;

•	potential disruption or interruption of our operations due to accidents, extraordinary weather events, civil unrest, political events, terrorism or cyber security attacks;

•	an accelerated decline in general print readership and/or advertiser patterns as a result of competitive alternative media or other factors;

•	our ability to adapt to technological changes or grow our online business;

•	an increase in newsprint costs over the levels anticipated;

•	labor relations, including, but not limited to, labor disputes which may cause revenue declines or increased labor costs;

•
risks and uncertainties related to the proposed merger with JMG, including uncertainty of regulatory approvals, our and JMG’s ability to satisfy the merger agreement conditions and consummate the transaction on a timely basis and our ability to successfully integrate JMG’s operations and employees with our existing business;

•
our ability to realize benefits or synergies from other acquisitions of new businesses or dispositions of existing businesses, or to operate businesses effectively following acquisitions or divestitures;

•	our ability to attract and retain employees;

•	rapid technological changes and frequent new product introductions prevalent in electronic publishing;

•	weakening in the British pound to U.S. dollar exchange rate;

•
volatility in financial and credit markets which could affect our ability to raise funds through debt or equity issuances and otherwise affect our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms;

•	changes in the regulatory environment which could encumber or impede our efforts to improve operating results or the value of assets;

•	adverse outcomes in proceedings with governmental authorities or administrative agencies;

•	an other than temporary decline in operating results and enterprise value that could lead to non-cash goodwill, other intangible asset, investment or property, plant and equipment impairment charges;

•	our inability to engage in certain corporate transactions following our separation from our former parent; and

•	any failure to realize expected benefits from our separation from our former parent.

A further description of these and other important risks, trends, uncertainties and other factors are discussed in the company’s filings with the U.S. Securities and Exchange Commission, including the company’s registration statement on Form 10. Any forward-looking statements should be evaluated in light of these important risk factors. The company is not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This press release also contains a discussion of certain non-GAAP financial measures that the company presents to allow investors and analysts to measure, analyze and compare its financial condition and results of operations in a meaningful and consistent manner. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures can be found in the tables accompanying this press release.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is a next-generation media company committed to strengthening communities across our network. Through trusted, compelling content and unmatched local-to-national reach, Gannett touches the lives of more than 100 million people monthly. With more than 110 markets internationally, it is known for Pulitzer Prize-winning newsrooms, powerhouse brands such as USA TODAY and specialized media properties. To connect with us, visit www.gannett.com.

For investor inquiries, contact:	For media inquiries, contact:
Michael P. Dickerson	Amber Allman
Vice President, Investor Relations	Vice President, Corporate Communications
703-854-6185	703-854-5358
mdickerson@gannett.com	aallman@gannett.com

# # #

CONDENSED COMBINED STATEMENTS OF INCOME Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 1
	Three months ended		Twelve months ended
	Dec. 27, 2015	Dec. 28, 2014	Dec. 27, 2015	Dec. 28, 2014
Operating revenues:
Advertising	$419,543	$481,563	$1,611,445	$1,840,067
Circulation	257,729	279,857	1,060,118	1,109,729
Other	62,072	57,512	213,449	222,082
Total operating revenues	739,344	818,932	2,885,012	3,171,878

Operating expenses:
Cost of sales and operating expenses	471,996	486,823	1,866,729	1,997,803
Selling, general and administrative expenses	178,774	214,445	707,022	765,465
Depreciation	22,239	23,411	95,916	97,178
Amortization	1,533	3,437	11,636	13,885
Facility consolidation and asset impairment charges	26,289	10,803	34,278	35,216
Total operating expenses	700,831	738,919	2,715,581	2,909,547
Operating income	38,513	80,013	169,431	262,331

Non-operating income (expense):
Equity income in unconsolidated investees, net	570	5,862	11,981	15,857
Other non-operating items	(5,459)	1,249	12,563	77
Total non-operating income (expense)	(4,889)	7,111	24,544	15,934

Income before income taxes	33,624	87,124	193,975	278,265
Provision for income taxes	13,273	20,264	47,884	67,560
Net income	$20,351	$66,860	$146,091	$210,705

Earnings per share - basic	$0.18	$0.58	$1.27	$1.83
Earnings per share - diluted	$0.17	$0.58	$1.25	$1.83

Weighted average number of common shares outstanding:
Basic	115,555	114,959	115,165	114,959
Diluted	118,694	114,959	116,695	114,959

REVENUE COMPARISONS Gannett Co., Inc. and Subsidiaries Unaudited

Table No. 2

Fourth quarter 2015 year-over-year comparisons:
	Domestic Publishing	Newsquest (in pounds)	Total (constant currency)	Total

Retail	(9.6%)	0.9%	(11.5%)	(8.9%)
National	(11.5%)	8.7%	(9.7%)	(10.0%)
Classified	(23.2%)	(8.2%)	(19.9%)	(20.6%)
Total advertising	(13.9%)	(3.0%)	(13.9%)	(12.9%)
Circulation	(8.1%)	(1.8%)	(7.7%)	(7.9%)
Other revenue	10.8%	(2.1%)	8.7%	7.9%
Total	(10.2%)	(2.6%)	(10.2%)	(9.7%)

Year-to-date 2015 year-over-year comparisons:
	Domestic Publishing	Newsquest (in pounds)	Total (constant currency)	Total

Retail	(9.4%)	1.3%	(8.1%)	(9.0%)
National	(22.6%)	3.9%	(20.3%)	(20.8%)
Classified	(13.3%)	(7.1%)	(11.8%)	(13.5%)
Total advertising	(12.9%)	(3.0%)	(11.4%)	(12.4%)
Circulation	(4.0%)	(1.7%)	(3.7%)	(4.5%)
Other revenue	(3.4%)	0.5%	(2.8%)	(3.9%)
Total	(9.0%)	(2.4%)	(8.1%)	(9.0%)

USE OF NON-GAAP INFORMATION

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the related GAAP measures, and should be read together with financial information presented on a GAAP basis.

Adjusted EBITDA is a non-GAAP financial performance measure that the company believes offers a useful view of the overall operation of our business. The company considers adjusted EBITDA, which may not be comparable to a similarly titled measure reported by other companies, to be defined as net income before (1) income taxes, (2) equity income, (3) other non-operating items, (4) severance related charges (including early retirement programs), (5) other transformation items, (6) asset impairment charges, (7) depreciation and (8) amortization. The most directly comparable GAAP financial measure is net income.

Adjusted diluted earnings per share ("EPS") is a non-GAAP financial performance measure that the company believes offers a useful view of the overall operation of our business. The company considers adjusted EPS, which may not be comparable to a similarly titled measure reported by other companies, to be defined as EPS before tax-effected (1) severance related charges (including early retirement programs), (2) other transformation items, (3) asset impairment charges and (4) acquisition related expenses (gains). The tax impact on these non-GAAP tax deductible adjustments is based on the estimated statutory tax rate for the United Kingdom of 20% and the United States of 38.7%. The most directly comparable GAAP financial measure is diluted EPS.

Free cash flow is a non-GAAP liquidity measure that adjusts our reported GAAP results for items that we believe are critical to the ongoing success of our business, which results in a free cash flow figure available for use in operations, additional investment and return to shareholders. The company considers free cash flow, which may not be comparable to a similarly titled measure reported by other companies, to be defined as net cash flow from (used for) operating activities as reported on the statement of cash flows less capital expenditures. The most directly comparable GAAP financial measure is net cash from operating activities.

The company uses non-GAAP financial performance measures for purposes of evaluating our performance and liquidity. Therefore, the company believes that each of the non-GAAP measures presented provides useful information to investors by allowing them to view our businesses through the eyes of our management and Board of Directors, facilitating comparison of results across historical periods, and providing a focus on the underlying ongoing operating performance of our business. Many of our peer group companies present similar non-GAAP measures to better facilitate industry comparisons.

NON-GAAP FINANCIAL INFORMATION ADJUSTED EBITDA Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 3

	Three months ended		Twelve months ended
	Dec. 27, 2015	Dec. 28, 2014	Dec. 27, 2015	Dec. 28, 2014

Net income (GAAP basis)	$20,351	$66,860	$146,091	$210,705
Provision for income taxes	13,273	20,264	47,884	67,560
Equity income in unconsolidated investees, net	(570)	(5,862)	(11,981)	(15,857)
Other non-operating items	5,459	(1,249)	(12,563)	(77)
Operating income (GAAP basis)	38,513	80,013	169,431	262,331
Early retirement program	23,708	—	42,081	—
Severance related charges	4,799	6,617	30,185	19,797
Other transformation items	10,043	36,831	13,136	75,070
Asset impairment charges	25,512	3,950	29,130	3,950
Adjusted operating income (non-GAAP basis)	102,575	127,411	283,963	361,148
Depreciation	22,239	23,411	95,916	97,178
Amortization	1,533	3,437	11,636	13,885
Adjusted EBITDA (non-GAAP basis)	$126,347	$154,259	$391,515	$472,211

NON-GAAP FINANCIAL INFORMATION ADJUSTED DILUTED EPS Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 4

	Three months ended		Twelve months ended
	Dec. 27, 2015	Dec. 28, 2014	Dec. 27, 2015	Dec. 28, 2014

Early retirement program	$24,808	$—	$43,181	$—
Severance related charges	4,799	6,617	30,185	19,797
Other transformation items	9,293	36,831	12,386	75,070
Asset impairment charges	26,170	3,950	29,788	3,950
Acquisition related expenses (gain)	1,628	—	(17,971)	—
Pretax impact	66,698	47,398	97,569	98,817
Income tax impact of above items	(24,236)	(17,400)	(34,573)	(36,200)
Impact of items affecting comparability on net income	$42,462	$29,998	$62,996	$62,617

Net income	$20,351	$66,860	$146,091	$210,705
Impact of items affecting comparability on net income	42,462	29,998	62,996	62,617
Adjusted net income	$62,813	$96,858	$209,087	$273,322

Earnings per share - diluted	$0.17	$0.58	$1.25	$1.83
Impact of items affecting comparability on net income	0.36	0.26	0.54	0.55
Adjusted earnings per share - diluted	$0.53	$0.84	$1.79	$2.38
Diluted weighted average number of common shares outstanding	118,694	114,959	116,695	114,959

NON-GAAP FINANCIAL INFORMATION FREE CASH FLOW Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 5

	Three months ended Dec. 27, 2015	Twelve months ended Dec. 27, 2015

Net cash flow from operating activities	$78,206	$231,020
Capital expenditures	(23,034)	(53,979)
Free cash flow	$55,172	$177,041